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                                   EXHIBIT 5.1

                          OPINION OF COOLEY GODWARD LLP

December 7, 1999

AVIGEN, INC.
1201 Harbor Bay Parkway, #1000
Alameda, California  94502

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Avigen, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 2,962,047 shares of the Company's Common Stock, $.001 par value (the "Common Shares") issued in the private placement transaction concluded in November 1999 (the "1999 Transaction") by and among the Company and each of those persons and entities listed as a selling stockholder, and the shares of Common Stock issuable upon the exercise of warrants (the "Warrant Shares") sold pursuant to (i) the private placement transaction concluded in December 1993 (the "1993 Transaction"), and the warrants issued thereunder (the "1993 Warrants") by and among the Company and each of those persons and entities listed as a selling stockholder, (ii) the private placement transaction concluded in March 1994 (the "1994 Transaction"), and the warrants issued thereunder (the "1994 Warrants") by and among the Company and each of those persons and entities listed as a selling stockholder,
(iii) the private placement transaction concluded in June 1995 (the "1995 Transaction"), and the warrants issued thereunder (the "1995 Warrants") by and among the Company and each of those persons and entities listed as a selling stockholder, (iv) the private placement transaction concluded in March 1996 (the "1996 Transaction"), and the warrants issued thereunder (the "1996 Warrants") by and among the Company and each of those persons and entities listed as a selling stockholder, (v) warrants issued to underwriters in conjunction with Avigen's initial public offering completed in March 1996 (the "IPO Warrants") and (vi) the warrants issued in conjunction with the 1999 Transaction (the "1999 Warrants," and together with the IPO Warrants, 1996 Warrants, the 1995 Warrants, the 1994 Warrants and the 1993 Warrants, the "Warrants") by and among the Company and each of those persons and entities listed as a selling stockholder.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Shares are, and the Warrant Shares when paid for and issued upon exercise of the Warrants will be, validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: /s/ Brett D. White

Brett D. White